Exhibit 99.3

BNC Retax, LLC

Independent Accountants’ Report

Board of Managers

BNC Retax, LLC

San Antonio, Texas

We have audited the accompanying balance sheet of BNC Retax, LLC, as of December 31, 2011, and the related statements of income, members’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BNC Retax, LLC, as of December 31, 2011, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

San Antonio, Texas

May 7, 2012

BNC Retax, LLC

Balance Sheet

December 31, 2011

Assets

Cash and cash equivalents	$514,806
Property tax notes receivable (net of deferred fees of $662,167 and inclusive of premium on purchased notes of $1,150,451 at December 31, 2011)	38,981,057
Equipment (net of accumulated depreciation of $8,994 at December 31, 2011)	28,002
Interest receivable	1,021,521
Interest rate cap	10,687
Prepaid and other assets	349,092

Total assets	$40,905,165

Liabilities and Members’ Equity

Liabilities
Long-term debt	$31,490,428
Contingent consideration payable	845,335
Accounts payable and accrued expenses	393,355
Payable to Propel Financial Services, LLC	601,645
Payable to other related parties	57,298

Total liabilities	33,388,061

Members’ Equity
Members’ contributed capital	5,641,711
Retained earnings	1,875,393

Total members’ equity	7,517,104

Total liabilities and members’ equity	$40,905,165

See Notes to Financial Statements

BNC Retax, LLC

Statement of Income

Year Ended December 31, 2011

Interest Income - Property Tax Notes Receivable	$4,891,527

Interest Expense - Long-term Debt	1,182,809

Net Interest Income	3,708,718

Provision for Losses on Property Tax Notes Receivable	—

Net Interest Income After Provision for Losses on Property Tax Notes Receivable	3,708,718

Noninterest Income
Fee income	295,519
Loss on interest rate cap	(114,313)
Other	108,924

Total noninterest income	290,130

Noninterest Expense
Salaries and employee benefits	818,626
Professional fees	391,166
Administrative and servicing fees paid to Propel Financial Services, LLC	508,589
Advertising expense	544,025
Printing and office supplies	98,446
Rent expense	53,748
Title, recording and notary fees	47,076
Other	225,627

Total noninterest expense	2,687,303

Net Income	$1,311,545

See Notes to Financial Statements

BNC Retax, LLC

Statement of Members’ Equity

Year Ended December 31, 2011

	Members’ Contributed Capital	Retained Earnings	Total
Balance, January 1, 2011	$5,641,711	$1,375,848	$7,017,559
Net income	—	1,311,545	1,311,545
Distributions to members	—	(812,000)	(812,000)

Balance, December 31, 2011	$5,641,711	$1,875,393	$7,517,104

See Notes to Financial Statements

BNC Retax, LLC

Statement of Cash Flows

Year Ended December 31, 2011

Operating Activities
Net income	$1,311,545
Items not requiring (providing) cash
Depreciation	19,183
Amortization of premium on purchased property tax notes receivable	477,888
Change in the fair value of contingent consideration payable	213,193
Loss on interest rate cap	114,313
Changes in
Interest receivable	(316,922)
Other assets	(20,671)
Accounts payable and accrued expenses	20,258
Payable to Propel Financial Services, LLC	601,645
Payable to other related parties	47,608

Net cash provided by operating activities	2,468,040

Investing Activities
Net change in property tax notes receivable	(8,198,017)
Loans sold to Propel Financial Services, LLC	1,846,836
Payments of contingent consideration	(425,156)
Purchase of premises and equipment	(34,741)

Net cash used in investing activities	(6,811,078)

Financing Activities
Proceeds from long-term debt	8,325,231
Purchase of interest rate cap	(125,000)
Payments on long-term debt	(2,741,276)
Distributions to members	(812,000)

Net cash provided by financing activities	4,646,955

Increase in Cash and Cash Equivalents	303,917

Cash and Cash Equivalents, Beginning of Year	210,889

Cash and Cash Equivalents, End of Year	$514,806

Supplemental Disclosure of Cash Flow Information
Interest paid	$1,156,457

See Notes to Financial Statements

BNC Retax, LLC

Notes to Financial Statements

December 31, 2011

Note 1: Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

BNC Retax, LLC (Company), is a company whose principal activity is originating and servicing property tax notes receivable. The Company is subject to competition from other tax lending institutions. The Company provides property tax solutions to customers in the state of Texas by paying real estate taxes on behalf of owners of real property in Texas in exchange for notes collateralized by tax liens on the property. The Company is subject to regulation by the Office of Consumer Credit Commissioner of the state of Texas and is subject to periodic examinations by this agency. The duration of the Company is perpetual.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2011, the Company had no cash equivalents.

Pursuant to legislation enacted in 2010, the FDIC will fully insure all noninterest-bearing transaction accounts beginning December 31, 2010 through December 31, 2012, at all FDIC-insured institutions. At December 31, 2011, the Company’s cash accounts were all noninterest-bearing accounts and, therefore, were fully insured by the FDIC.

Property Tax Notes Receivable

Notes that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for losses on property tax notes receivable, any deferred fees or costs on originated property tax notes receivable and unamortized premiums or discounts on purchased property tax notes receivable. Interest income is reported on the interest method and includes amortization of net deferred fees, costs and premiums on purchased property tax notes receivable over the loan term. Currently, the Company continues to accrue interest on all past due property tax notes receivable due to the notes being collateralized by tax liens that are in a priority position over most other liens on the properties and are in the process of collection. If there was doubt about the ultimate collection of the accrued interest on a specific note, the note would be placed on non-accrual and all accrued interest would be reversed at that time.

BNC Retax, LLC

Notes to Financial Statements

December 31, 2011

Allowance for Losses on Property Tax Notes Receivable

The allowance for losses on property tax notes receivable is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the notes in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. To date, the Company has not experienced any losses on the property tax notes receivable in its portfolio. In addition, management believes, based on the fact that the tax liens that collateralize the notes are in a priority position over most other liens on the properties, that it will not experience losses on the ultimate collection of the property tax notes receivable in its portfolio. Therefore, no allowance has been provided for the property tax notes receivable in the portfolio as of December 31, 2011. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Equipment

Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.

Contingent Consideration Payable

In connection with the purchase of a pool of property tax notes receivable, the Company is required to pay additional consideration to the seller as discussed in Note 8. The contingent consideration payable was initially recorded at its estimated fair value at the date of acquisition. Subsequent changes in fair value are recorded in earnings in the period in which they occur and are recorded as an adjustment to interest income in the statements of income. Fair value of the contingent consideration payable is estimated based on the present value of expected future payments to be made under the contingent consideration agreement. Prepayment assumptions are used to estimate the paydown of the purchased property tax notes receivable pool over the remaining term of the contingent consideration agreement. Should a change in control occur, as defined in the agreement, the Company is required to pay the seller an amount based on a percentage of the remaining outstanding pool of purchased property tax notes receivable as determined in the agreement and the agreement terminates at that time. At December 31, 2011, the payment required upon a change in control would have been $845,335 based on the remaining outstanding balance on the purchased property tax notes receivable and the percentage applicable in the agreement.

BNC Retax, LLC

Notes to Financial Statements

December 31, 2011

Interest Rate Cap

As a strategy to maintain acceptable levels of exposure to the risk of changes in future cash flows due to interest rate increases, the Company entered into an interest rate cap agreement for a portion of its floating rate debt. The agreement provides for the Company to cap its floating interest rate on a notional amount of $25,000,000. The interest rate cap is recognized as an asset on the consolidated balance sheet at December 31, 2011, and is measured at fair value.

Income Taxes

BNC Retax, LLC’s, members have elected to have its income taxed as a partnership under provisions of the Internal Revenue Code (IRC) and a similar section of the Texas tax law. Therefore, taxable income or loss is reported to the individual member for inclusion in its respective tax returns, and no provision for federal income taxes is included in these statements. The Company is subject to state franchise taxes only. Currently, all of the prior tax returns filed by the Company are subject to federal and state examinations. Any changes in reported earnings or deductible losses will be passed through to the individual partners.

Advertising

The Company expenses advertising as incurred.

Note 2: Property Tax Notes Receivable

The Company’s portfolio of property tax notes receivable consists of notes collateralized by tax liens on residential and commercial properties in the state of Texas. The tax liens are in a priority position to most other liens on the properties, including those that existed at the time the tax lien was transferred from the respective county to the Company. The majority of the property tax notes receivable in the portfolio are secured by residential properties. Repayment of residential and commercial property tax notes receivable is generally dependent on the property owner. However, repayment may ultimately come through payments from other lienholders or foreclosure on the properties. Risk is mitigated by the fact that the Company has internal policies in place related to the amount it is willing to advance on a tax lien transfer as a percentage of the value of the property according to the respective county’s tax records. The Company will generally not originate a tax lien transfer if this percentage is in excess of 25% and, in most cases, this percentage is below 15%.

BNC Retax, LLC

Notes to Financial Statements

December 31, 2011

The Company evaluates the entire portfolio of property tax notes receivable collectively for impairment under ASC 450-20. The primary credit quality indicator the Company uses to evaluate its portfolio is the past due status of the property tax notes receivable. As discussed earlier, to date, the Company has not experienced any losses on the property tax notes receivable in its portfolio. In addition, management believes, based on the fact that the tax liens that collateralize the notes are in a priority position over most other liens on the properties, that it will not experience losses on the ultimate collection of the property tax notes receivable in its portfolio. Therefore, no allowance has been provided for the property tax notes receivable in the portfolio as of December 31, 2011.

The following table presents the Company’s aging analysis of the portfolio of property tax notes receivable as of December 31, 2011. These amounts do not include the related deferred origination fees or the premium on any purchased property tax notes receivable.

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Property Tax Notes Receivable
December 31, 2011
Property tax notes receivable	$2,194,302	$108,835	$5,111,647	$7,414,784	$31,077,989	$38,492,773

None of the property tax notes receivable in the Company’s portfolio are on nonaccrual. Therefore, the entire amount of property tax notes receivable past due 90 days or more at December 31, 2011, were accruing interest.

BNC Retax, LLC

Notes to Financial Statements

December 31, 2011

Note 3: Long-term Debt

Long-term debt consisted of the following components:

Line of credit (A)	$31,490,428

(A)

Revolving line of credit with a total available borrowing limit of $50 million; bears interest at a rate equal to the one month LIBOR plus 3.25% at the time of an advance which was 3.51% at December 31, 2011; interest is payable monthly and principal is due February 15, 2013; secured by the Company’s entire portfolio of property tax notes receivable, as well as a guaranty of McCombs Family Partners, Ltd. The line of credit includes covenants that require the Company to maintain certain financial ratios.

The entire amount of the long-term debt outstanding at December 31, 2011, matures during the year ending December 31, 2013.

Note 4: Members’ Equity

The Company is owned by McCombs Family Partners’, Ltd. (MFP) and JHBC, LLC which is wholly owned by the Chief Executive Officer (CEO) of the Company. MFP owns a 90.01% interest and JHBC, LLC owns a 9.99% interest and profits are divided based on each member’s respective ownership.

Note 5: Related Party Transactions

The Company is a related party to Propel Financial Services, LLC (Propel). Propel is a company whose principal activity is originating and servicing property tax notes receivable. Propel is also owned by MFP and JHBC, LLC, and the ownership percentages in Propel are the same as those of the Company. In addition, the CEO and Chief Financial Officer (CFO) of the Company as well as some other members of management are the same as those of Propel. The Company utilizes some of the administration resources of Propel in its day-to-day activities. Propel bills the Company for these services based on estimates of the costs of these services. The services, related costs and allocation methods for the year ended December 31, 2011, are described below.

During the year ended December 31, 2011, the Company paid Propel lien processing fees of $338,275. The fees charged by Propel are $175 per property tax note receivable originated and are considered origination fees. Therefore, the amounts are part of the net deferred origination fees that are amortized into interest income using the interest method.

BNC Retax, LLC

Notes to Financial Statements

December 31, 2011

Beginning in 2011, the Company paid Propel administrative fees for executive, accounting and marketing services of $458,589. These fees are based upon an allocation of time spent by Propel staff related to services provided to the Company and is designed to represent the related cost to Propel.

Effective November 2011, Propel began charging the Company $25,000 per month for servicing the Company’s portfolio of property tax notes receivable. The servicing related to the portfolio had previously been performed by Company personnel. The fees charged to the Company are designed to approximate the cost to Propel for servicing the portfolio. During 2011, a total of $50,000 was paid by the Company to Propel for servicing.

During the year ended December 31, 2011, the Company sold loans with an outstanding principal balance of $1,846,836 to Propel. The sales were consummated due to the specific property tax notes receivable not qualifying for the borrowing base on the Company’s line of credit since they were secured by undeveloped land. The property tax notes receivable had deferred origination fees of $47,424 associated with them and, therefore, the carrying amount of the property tax notes receivable on the Company’s books at the date of sale was $1,799,412. Propel originally paid cash totaling the principal amount of the property tax notes receivable; however, the notes were transferred to Propel at the related carrying value; therefore, a payable to Propel for the amount of the deferred fees, $47,424, was recorded and is outstanding at December 31, 2011.

At December 31, 2011, portions of the Company’s long-term debt are guaranteed by McCombs Family Partners, Ltd., the majority member of the Company, as discussed in Note 3.

During the year ended December 31, 2011, the Company paid $160,577 to a law firm for services related to lien originations and collections. The CEO of the Company is the owner of the law firm. At December 31, 2011, $57,298 is payable to the law firm for services performed.

BNC Retax, LLC

Notes to Financial Statements

December 31, 2011

Note 6: Disclosures About Fair Value of Assets and Liabilities

ASC 820, Fair Value Measurements, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Topic 820 also specifies a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Following is a description of the valuation methodologies and inputs used for assets and liabilities measured at fair value on a recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy.

Interest Rate Cap

The fair value of the interest rate cap has been calculated by the counter-party utilizing a modified Black-Scholes valuation methodology based upon yield curve definition, money market rates, futures prices, long term yields and volatilities. Market data is derived from published market data sources.

Contingent Consideration Payable

The fair value is calculated on a recurring basis and is estimated using the present value of expected future payments to be made under the contingent consideration agreement. Prepayment assumptions are used to estimate the paydown of the property tax notes receivable pool over the remaining term of the contingent consideration agreement. There are no observable inputs which can be corroborated by observable market data and, therefore, is classified as Level 3 within the valuation hierarchy.

BNC Retax, LLC

Notes to Financial Statements

December 31, 2011

The following table presents the fair value measurements of assets and liabilities recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2011:

		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unob- servable Inputs (Level 3)
Interest rate cap
December 31, 2011	$10,687	$—	$10,687	$—
Contingent consideration payable
December 31, 2011	$845,335	$—	$—	$845,335

The following is a reconciliation of the beginning and ending balances of recurring fair value measurements recognized in the accompanying balance sheet using significant unobservable (Level 3) inputs as of December 31, 2011:

Contingent Consideration Payable
Balance, January 1, 2011	$1,057,298
Change in the fair value of contingent consideration payable included in interest income in the statement of income	213,193
Payments	(425,156)

Balance, December 31, 2011	$845,335

BNC Retax, LLC

Notes to Financial Statements

December 31, 2011

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying balance sheet at amounts other than fair value.

Cash and Cash Equivalents, Interest Receivable and Rent Receivable

The carrying amount approximates fair value.

Property Tax Notes Receivable

The fair value of property tax notes receivable is estimated by discounting the future cash flows using the current rates at which similar property tax notes receivable would be made to borrowers with similar credit ratings and for the same remaining maturities. Property tax notes receivable with similar characteristics were aggregated for purposes of the calculations. A rate of 12% for 2011 was used as a current market rate. The carrying amount of accrued interest approximates its fair value.

Interest Receivable

The carrying amount approximates fair value.

Long-term Debt

Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

Commitments to Originate Property Tax Notes Receivable

The fair value of commitments to originate property tax notes receivable is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of forward sale commitments is estimated based on current market prices for property tax notes receivable of similar terms and credit quality. The fair value of commitments to originate property tax notes receivable is not presented because management believes the fair value to be insignificant.

BNC Retax, LLC

Notes to Financial Statements

December 31, 2011

The following table presents estimated fair values of the Company’s financial instruments in accordance with ASC 825 not previously disclosed at December 31, 2011.

	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$514,806	$514,806
Property tax notes receivable	$38,981,057	$41,049,340
Interest receivable	$1,021,521	$1,021,521

Financial liabilities
Long-term debt	$31,490,428	$31,490,428

Note 7: Operating Leases

The Company leases its facilities under a lease arrangement that is classified as operating for financial statement purposes. The lease expires March 2013 and provides for base rental payments plus the Company’s pro-rata share for electricity costs and property taxes. Rent expense was $53,748 for the year ended December 31, 2011.

Future minimum lease payments at December 31, 2011, were:

2012	$47,932
2013	11,983

$59,915

BNC Retax, LLC

Notes to Financial Statements

December 31, 2011

Note 8: Business Acquisitions

On October 14, 2009, the Company acquired certain assets of ReTax Funding, L.P., valued at approximately $25.4 million and assumed certain liabilities of approximately $21.8 million, resulting in a net purchase price of approximately $3.6 million. This represented substantially all assets of ReTax Funding, L.P., and the outstanding balance on the line of credit. The purchase agreement requires the Company to pay additional consideration equal to the collected interest from the purchased pool of property tax notes receivable in excess of 10.75% through September 30, 2010, and amounts in excess of 11.25% through September 30, 2015. The fair values of the assets and liabilities at the purchase date were as follows:

Property tax notes receivable	$24,868,437
Property and equipment	20,384
Accrued interest and fees receivable	486,252

Total assets acquired	25,375,073

Line of credit outstanding with interest	19,688,928
Contingent consideration payable	2,044,434

Total liabilities assumed	21,733,362

Net assets acquired	$3,641,711

The principal balance of the property tax notes receivable acquired was $22,345,000 and, therefore, a premium of approximately $2,524,000 was recorded to record the property tax notes receivable at fair value. The premium is being amortized against interest income on the interest method over the remaining maturities of the property tax notes receivable. The principal balance of the purchased property tax notes receivable at December 31, 2011, was $10,152,387. The carrying basis and accumulated amortization of the premium associated with the acquisition at December 31, 2011, was:

	2011
	Gross Carrying Amount	Accumulated Amortization
Premium on purchased notes receivable	$2,524,000	$1,373,549

BNC Retax, LLC

Notes to Financial Statements

December 31, 2011

Amortization included as a reduction of interest income for the year ended December 31, 2011, was $477,888. Estimated amortization expected to reduce interest income for each of the following five years is:

2012	$254,000
2013	$198,000
2014	$154,000
2015	$101,000
2016	$50,000

Note 9: Significant Estimates and Concentrations

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for losses on property tax notes receivable and contingent consideration payable are reflected in Notes 1 and 2. Other significant estimates and concentrations include:

Texas Property Tax Code

Texas property tax code currently allows third-party providers to originate property tax notes receivable and purchase the tax lien from the taxing authority. The Company’s entire portfolio at December 31, 2011, is comprised of such property tax notes receivable. Legislation could change current property tax laws and prohibit the Company from originating new property tax notes receivable. This would significantly impact the Company’s current growth plans.

Note 10: Subsequent Events

Subsequent events have been evaluated through May 7, 2012, which is the date the financial statements were available to be issued.